Exhibit 99.1

Donaldson Reports Record Fourth Quarter and Fiscal Year 2024
Sales and Earnings

Fourth Quarter Fiscal 2024 Highlights
(All comparisons against the fourth quarter fiscal 2023 unless otherwise noted)
•Sales of $935 million, up 6.4%
•GAAP EPS of $0.90, up 20.0%; adjusted EPS of $0.94
•Returned approximately $82 million to shareholders through share repurchases and dividends
•Announced plans to optimize footprint aimed at increased efficiency

Full Year Fiscal 2024 Highlights
(All comparisons against fiscal year 2023 unless otherwise noted)
•Sales of $3.6 billion, up 4.5%
•GAAP EPS of $3.38, up 16.6%; adjusted EPS of $3.42
•Returned approximately $286 million to shareholders through share repurchases and dividends

Fiscal 2025 Guidance
•Expect full year fiscal 2025 sales growth of 2% to 6% and adjusted EPS of $3.56 to $3.72

MINNEAPOLIS (August 28, 2024) — Donaldson Company, Inc. (NYSE: DCI) (Donaldson or the Company), a global leader in technology-led filtration products and solutions, today reported fiscal 2024 generally accepted accounting principles (GAAP) net earnings of $109.7 million in the fourth quarter and $414.0 million for the full year, compared with $91.9 million and $358.8 million, respectively, in fiscal 2023. Fiscal 2024 GAAP earnings per share (EPS)1,2 were $0.90 in the fourth quarter and $3.38 for the full year, compared with $0.75 and $2.90, respectively, in fiscal 2023. Fourth quarter and full-year 2024 adjusted EPS3 were $0.94 and $3.42, respectively, compared to $0.78 and $3.04, respectively, in fiscal 2023. The tables attached to this press release include a reconciliation of GAAP to non-GAAP measures.

1 Fourth quarter 2024, 2023, and full-year 2023 earnings include Restructuring and Other Charges. See Restructuring and Other Charges section for more information.
2 All EPS figures refer to diluted EPS.
3 Adjusted EPS is a non-GAAP financial measure that excludes the impact of certain items not related to ongoing operations.

Donaldson Company Reports Fourth Quarter 2024 and Full-Year Earnings - Page 2 of 5

“In fourth quarter, we delivered an all-time high level of profitability through solid sales and robust margin expansion while continuing to invest for the future, capping off a record year for Donaldson,” said Tod Carpenter, chairman, president and chief executive officer. “Also in the quarter, we launched a series of footprint and cost optimization programs to strengthen our foundation for long-term profitable growth.

“For fiscal 2025, we expect to achieve another year of record sales and earnings as we execute on our longer-term strategic initiatives. We are updating our fiscal 2026 financial targets to reflect our continued confidence in delivering strong consolidated profitability while adjusting for market-driven and segment-specific sales and margin trends.”

Fourth Quarter Operating Results

Sales increased 6.4% to $935.4 million from $879.5 million in 2023, due to increased volume and pricing benefits.

	Three Months Ended		Twelve Months Ended
	July 31, 2024		July 31, 2024
	Reported % Change	Constant Currency % Change	Reported % Change	Constant Currency % Change
Mobile Solutions segment
Off-Road	(13.0)%	(11.7)%	(11.2)%	(11.3)%
On-Road	(11.8)	(9.7)	(4.1)	(3.0)
Aftermarket	12.6	13.9	8.1	8.2
Total Mobile Solutions segment	6.1	7.4	3.5	3.6

Industrial Solutions segment
Industrial Filtration Solutions	(1.5)	(0.8)	3.3	3.2
Aerospace and Defense	39.7	40.1	16.0	15.5
Total Industrial Solutions segment	3.9	4.6	5.1	4.9

Life Sciences segment
Total Life Sciences segment	20.7	23.2	11.5	11.7

Total Company	6.4%	7.6%	4.5%	4.5%

Mobile Solutions segment (Mobile) sales increased 6.1%, resulting from strength in Aftermarket partially offset by Off-Road and On-Road declines. Aftermarket sales grew 12.6%, driven by the lapping of OEM customer destocking in the prior year period as well as improved delivery rates and market share gains in the independent channel. Off-Road sales fell 13.0% as weak agriculture markets persisted in most regions. On-Road sales declined 11.8% due to lower equipment production in China and the United States.

Donaldson Company Reports Fourth Quarter 2024 and Full-Year Earnings - Page 3 of 5

Industrial Solutions segment (Industrial) sales increased 3.9%, driven by robust Aerospace and Defense sales, which rose 39.7% due to strong end-market conditions. Industrial Filtration Solutions (IFS) sales declined 1.5% as weaker dust collection demand in Europe and Power Generation project timing negatively impacted sales.

Life Sciences segment sales increased 20.7% year over year as a result of volume growth in Disk Drive and Food and Beverage.

Gross margin was 35.8%, up 170 basis points from 34.1% in 2023 driven by select input cost deflation and leverage on higher sales. Adjusted gross margin, which excludes the impact from restructuring and other charges, was 36.2%, an increase from 34.3% in 2023.

Operating expenses as a percentage of sales were 20.2%, a 20 basis point improvement from 20.4% in the prior year, resulting from leverage on higher sales. Adjusted operating expenses as a percentage of sales were 19.9% compared with 20.0% in 2023.

Operating income as a percentage of sales (operating margin) of 15.6%, increased 190 basis points year over year from 13.7% in 2023 driven by gross margin expansion and operating expense leverage. Adjusted operating margin was 16.3% compared with 14.3% in the prior year.

Interest expense was $5.3 million versus $4.9 million in 2023 as a result of higher interest rates. The Company's effective tax rate was 21.3% versus 21.7% a year ago.

For the full year, Donaldson paid $122.8 million in dividends and repurchased 2.0% of its outstanding shares for $163.3 million.

Full-Year Restructuring and Other Charges

During fourth quarter fiscal 2024, Donaldson incurred $6.4 million of restructuring and other charges, including $6.0 million of severance costs largely related to footprint optimization and cost reduction initiatives. Through these efforts, the Company expects to improve capacity utilization and efficiency across its global footprint while continuing to meet customer needs.

During fourth quarter and full year fiscal 2023, Donaldson incurred $4.9 million and $21.8 million, respectively, of restructuring and other charges, largely related to the Company’s organizational redesign as well as costs associated with exiting a lower-margin customer program.

Fiscal 2025 Outlook

Adjusted full-year EPS is expected to be between $3.56 and $3.72, compared with fiscal 2024 GAAP and adjusted EPS of $3.38 and $3.42, respectively. Sales are projected to increase between 2% and 6% over prior year, with a pricing benefit of approximately 1%.

Mobile sales are forecast to be flat to up 4% year over year. Off-Road sales are projected to increase low-single digits driven by market share gains. On-Road sales are estimated to decrease low-double digits due to an exit from non-strategic products combined with weak end-market conditions. Aftermarket sales are forecast to increase low-single digits as a result of continued strength in vehicle utilization rates and market share gains.

Donaldson Company Reports Fourth Quarter 2024 and Full-Year Earnings - Page 4 of 5

Industrial sales are expected to grow between 4% and 8% versus 2024. IFS sales are forecast to increase high-single digits with strength across most businesses, including dust collection, Industrial Hydraulics and Industrial Gases. Aerospace and Defense sales are projected to be approximately flat after cycling difficult comparisons in 2024.

Life Sciences sales are forecast to grow low-double digits compared with prior year driven by sales increases in all businesses.

Operating margin is forecast to be between 15.3% and 15.9% versus 15.2%, or 15.4% on an adjusted basis, in 2024 largely driven by sustained gross margin performance.

Interest expense is projected to be approximately $21 million and other income is expected to be between $16 million and $20 million. Donaldson expects a fiscal 2025 effective income tax rate of between 23% and 25%.

Capital expenditures are forecast to be between $85 million and $105 million and free cash flow conversion is projected to be between 85% and 95%. For the full year, Donaldson expects to repurchase 2% to 3% of its shares outstanding.

Updated Fiscal 2026 Targets

In view of fiscal 2024 results, combined with an updated performance outlook for fiscal 2025 and 2026, Donaldson is revising its fiscal 2026 financial targets as follows:

	Current Targets		Prior Targets
(announced at 2023 Investor Day)
	FY23 - FY26 Sales CAGR	FY26 Operating Margin	FY23 - FY26 Sales CAGR	FY26 Operating Margin
Mobile Solutions	2% to 6%	18.1% to 18.9%	2% to 6%	15.6% to 16.4%

Industrial Solutions	4% to 8%	17.8% to 18.6%	4% to 8%	16.6% to 17.4%

Life Sciences	12% to 16%	5% to 11%	18% to 22%	22.1% to 22.9%

Total	3% to 7%	15.8% to 16.6%	4% to 8%	15.6% to 16.4%

Total Company sales through fiscal 2026 are forecast to increase between 3% and 7%, slightly below the previously provided range, due to softer Life Sciences end-market conditions. Total operating margin in fiscal 2026 is expected to be 15.8% to 16.6%, slightly ahead of the prior range.

Carpenter continued, “In fiscal 2025 and 2026, Mobile and Industrial operating margin strength is forecast to more than offset weaker-than-expected Life Sciences performance. The elongated ramp up in Life Sciences profitability is driven by challenging market conditions and constrained customer capital spending. Overall, we are focused on executing our balanced growth strategy and remain highly confident in our ability to commercialize our innovative technologies and create sustainable long-term value in our Life Sciences business.”

Donaldson Company Reports Fourth Quarter 2024 and Full-Year Earnings - Page 5 of 5

Miscellaneous

The Company will webcast its fourth quarter and full-year 2024 earnings conference call today at 9:00 a.m. CT. To listen to the webcast, visit the “Events & Presentations” section of Donaldson’s Investor Relations website (IR.Donaldson.com), and click on the “listen to webcast” option. The webcast replay will be available at approximately 12:00 p.m. CT today. Also available on the website is the Company’s supplemental quarterly earnings presentation.

Statements in this release regarding future events and expectations, such as forecasts, plans, trends and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are identified by words or phrases such as “will likely result,” “are expected to,” “will continue,” “will allow,” “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” “plan” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could affect the Company’s performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed. These factors include, but are not limited to, challenges in global operations; impacts of global economic, industrial and political conditions on product demand; impacts from unexpected events; effects of unavailable raw materials, significant demand fluctuations or material cost changes; inability to attract and retain qualified personnel; inability to meet customer demand; inability to maintain competitive advantages; threats from disruptive technologies; effects of highly competitive markets with pricing pressure; exposure to customer concentration in certain cyclical industries; inability to manage productivity improvements; inability to achieve commitments related to ESG; results of execution of any acquisition, divestiture and other strategic transactions; vulnerabilities associated with information technology systems and security; inability to protect and enforce intellectual property rights; costs associated with governmental laws and regulations; impacts of foreign currency fluctuations; and effects of changes in capital and credit markets. These and other factors are described in Part I, Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2023. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. The results presented herein are preliminary, unaudited and subject to revision until the Company files its results with the United States Securities and Exchange Commission on Form 10-K.

About Donaldson Company, Inc.

Founded in 1915, Donaldson (NYSE: DCI) is a global leader in technology-led filtration products and solutions, serving a broad range of industries and advanced markets. Diverse, skilled employees at over 140 locations on six continents partner with customers - from small business owners to R&D organizations and the world’s biggest OEM brands. Donaldson solves complex filtration challenges through three primary segments: Mobile Solutions, Industrial Solutions and Life Sciences. Additional information is available at www.Donaldson.com.

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	July 31,			July 31,
	2024	2023	Change	2024	2023	Change

Net sales	$935.4	$879.5	6.4%	$3,586.3	$3,430.8	4.5%
Cost of sales	600.6	579.4	3.7	2,311.9	2,270.2	1.8
Gross profit	334.8	300.1	11.6	1,274.4	1,160.6	9.8
Selling, general and administrative	163.2	157.6	3.6	636.7	602.3	5.7
Research and development	25.4	22.0	15.6	93.6	78.1	19.8
Operating expenses	188.6	179.6	5.0	730.3	680.4	7.3
Operating income	146.2	120.5	21.4	544.1	480.2	13.3
Interest expense	5.3	4.9	8.1	21.4	19.2	11.3
Other expense (income), net	1.5	(1.7)	NM	(12.6)	(7.7)	62.6
Earnings before income taxes	139.4	117.3	18.9	535.3	468.7	14.2
Income taxes	29.7	25.4	17.0	121.3	109.9	10.4
Net earnings	$109.7	$91.9	19.4%	$414.0	$358.8	15.4%

Weighted average shares – basic	120.4	121.4	(0.8)%	120.7	121.8	(0.9)%
Weighted average shares – diluted	122.5	123.2	(0.6)%	122.6	123.6	(0.8)%

Net EPS – basic	$0.91	$0.76	19.7%	$3.43	$2.95	16.3%
Net EPS – diluted	$0.90	$0.75	20.0%	$3.38	$2.90	16.6%

Dividends paid per share	$0.27	$0.25	8.0%	$1.02	$0.94	8.5%
Note: Amounts may not foot due to rounding.
NM = Not meaningful
Donaldson Company, Inc.
Fiscal Fourth Quarter and Full-Year 2024 Earnings Press Release Schedules

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	July 31,	July 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$232.7	$187.1
Accounts receivable, net	629.7	599.7
Inventories, net	476.7	418.1
Prepaid expenses and other current assets	99.0	81.1
Total current assets	1,438.1	1,286.0
Property, plant and equipment, net	645.5	652.9
Goodwill	478.4	481.1
Intangible assets, net	171.9	188.1
Other long-term assets	180.4	162.4
Total assets	$2,914.3	$2,770.5

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings	$28.3	$34.1
Current maturities of long-term debt	25.0	125.0
Accounts payable	379.4	304.9
Accrued employee compensation and related taxes	140.9	119.4
Deferred revenue	19.7	25.3
Income taxes payable	42.6	32.3
Dividends payable	32.5	30.4
Other current liabilities	114.1	85.0
Total current liabilities	782.5	756.4
Long-term debt	483.4	496.6
Non-current income taxes payable	39.8	56.5
Deferred income taxes	16.1	32.3
Other long-term liabilities	103.4	108.0
Total liabilities	1,425.2	1,449.8

Total stockholders’ equity	1,489.1	1,320.7
Total liabilities and stockholders’ equity	$2,914.3	$2,770.5
Donaldson Company, Inc.
Fiscal Fourth Quarter and Full-Year 2024 Earnings Press Release Schedules

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended
	July 31,
	2024	2023
Operating Activities
Net earnings	$414.0	$358.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	98.4	92.3
Deferred income taxes	(24.3)	(15.3)
Stock-based compensation expense	22.0	20.4
Other, net	(1.0)	6.3
Changes in operating assets and liabilities	(16.6)	82.0
Net cash provided by operating activities	492.5	544.5

Investing Activities
Purchases of property, plant and equipment	(85.6)	(118.5)
Proceeds from sale of property, plant and equipment	0.7	0.4
Acquisitions, net of cash acquired	(2.0)	(209.2)
Net cash used in investing activities	(86.9)	(327.3)

Financing Activities
Proceeds from long-term debt	119.7	189.2
Repayments of long-term debt	(228.8)	(219.6)
Change in short-term borrowings	(5.7)	30.4
Purchase of treasury stock	(162.7)	(141.8)
Payment of contingent consideration	(1.7)	—
Dividends paid	(122.8)	(114.4)
Tax withholding for stock compensation transactions	(8.0)	(4.3)
Exercise of stock options and other	54.1	38.3
Net cash used in financing activities	(355.9)	(222.2)
Effect of exchange rate changes on cash	(4.1)	(1.2)
Income (decrease) in cash and cash equivalents	45.6	(6.2)
Cash and cash equivalents, beginning of year	187.1	193.3
Cash and cash equivalents, end of year	$232.7	$187.1

Donaldson Company, Inc.
Fiscal Fourth Quarter and Full-Year 2024 Earnings Press Release Schedules

CONSOLIDATED RATE ANALYSIS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2024	2023	2024	2023
Gross margin	35.8%	34.1%	35.5%	33.8%
Operating expenses	20.2%	20.4%	20.4%	19.8%
Operating margin	15.6%	13.7%	15.2%	14.0%
Other expense (income), net	0.2%	(0.2)%	(0.3)%	(0.2)%
Depreciation and amortization	2.7%	2.9%	2.7%	2.7%
EBITDA	18.1%	16.8%	18.3%	16.9%
Effective tax rate	21.3%	21.7%	22.7%	23.4%
Earnings before income taxes - Mobile Solutions	18.3%	16.2%	18.0%	15.2%
Earnings before income taxes - Industrial Solutions	20.1%	19.2%	18.6%	18.4%
Earnings (loss) before income taxes - Life Sciences	(1.2)%	(12.4)%	(3.9)%	4.1%
Cash conversion ratio	97.4%	179.9%	98.4%	118.8%

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2024	2023	2024	2023
Adjusted Rates
Gross margin	36.2%	34.3%	35.6%	33.9%
Operating expenses	19.9%	20.0%	20.3%	19.3%
Operating margin	16.3%	14.3%	15.4%	14.6%
Other expense (income), net	0.2%	(0.2)%	(0.3)%	(0.2)%
Depreciation and amortization	2.7%	2.9%	2.7%	2.7%
EBITDA	18.8%	17.3%	18.4%	17.5%
Effective tax rate	21.5%	21.8%	22.7%	23.5%
Earnings before income taxes - Mobile Solutions	18.3%	16.2%	18.0%	15.2%
Earnings before income taxes - Industrial Solutions	20.1%	19.2%	18.6%	18.4%
Earnings (loss) before income taxes - Life Sciences	(1.2)%	(12.4)%	(3.9)%	4.1%
Cash conversion ratio	93.3%	173.0%	97.3%	113.6%
Note: Rate analysis metrics are computed by dividing the applicable amount by net sales, and cash conversion ratio reflects free cash flow divided by net earnings. Adjusted rates exclude charges related to restructuring in fiscal 2024, and the organizational redesign and costs associated with exiting a lower-margin customer program in fiscal 2023. Adjusted rates are non-GAAP measures; see the Reconciliation of Non-GAAP Financial Measures schedule for additional information.
Donaldson Company, Inc.
Fiscal Fourth Quarter and Full-Year 2024 Earnings Press Release Schedules

SEGMENT DETAIL
(In millions)
(Unaudited)

	Three Months Ended July 31,			Twelve Months Ended July 31,
	2024	2023	Change	2024	2023	Change
Net sales
Mobile Solutions segment
Off-Road	$89.9	$103.4	(13.0)%	$380.8	$428.7	(11.2)%
On-Road	32.9	37.3	(11.8)	139.8	145.8	(4.1)
Aftermarket	452.5	401.8	12.6	1,730.2	1,600.3	8.1
Total Mobile Solutions segment	575.3	542.5	6.1	2,250.8	2,174.8	3.5

Industrial Solutions segment
Industrial Filtration Solutions	237.4	241.0	(1.5)	901.1	872.2	3.3
Aerospace and Defense	50.4	36.1	39.7	165.4	142.5	16.0
Total Industrial Solutions segment	287.8	277.1	3.9	1,066.5	1,014.7	5.1

Life Sciences segment
Total Life Sciences segment	72.3	59.9	20.7	269.0	241.3	11.5

Total Company	$935.4	$879.5	6.4%	$3,586.3	$3,430.8	4.5%

Earnings (loss) before income taxes
Mobile Solutions segment	$105.2	$88.1	19.4%	$404.5	$330.4	22.4%
Industrial Solutions segment	57.8	53.2	8.6	198.8	186.2	6.8
Life Sciences segment	(0.9)	(7.4)	87.8	(10.4)	9.9	NM
Corporate and unallocated	(22.7)	(16.6)	(36.7)	(57.6)	(57.8)	0.3
Total Company	$139.4	$117.3	18.9%	$535.3	$468.7	14.2%

Earnings (loss) before income taxes percentage
Mobile Solutions segment	18.3%	16.2%	2.1%	18.0%	15.2%	2.8%
Industrial Solutions segment	20.1%	19.2%	0.9%	18.6%	18.4%	0.2%
Life Sciences segment	(1.2)%	(12.4)%	11.2%	(3.9)%	4.1%	(8.0)%

Note: Earnings (loss) before income taxes percentage is calculated by dividing earnings before income taxes by net sales. Amounts may not foot due to rounding.
NM = Not meaningful
Donaldson Company, Inc.
Fiscal Fourth Quarter and Full-Year 2024 Earnings Press Release Schedules

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, AS REPORTED
(Unaudited)

	Three Months Ended July 31, 2024
	TOTAL	U.S.(1)/CA(2)	EMEA(3)	APAC(4)	LATAM (5)
Mobile Solutions segment
Off-Road	(13.0)%	13.9%	(30.7)%	(18.2)%	(32.6)%
On-Road	(11.8)	(6.4)	1.1	(34.1)	47.0
Aftermarket	12.6	15.9	7.4	3.5	21.6
Total Mobile Solutions segment	6.1	13.5	(4.0)	(4.9)	18.8

Industrial Solutions segment
Industrial Filtration Solutions	(1.5)	1.4	(8.2)	0.5	22.7
Aerospace and Defense	39.7	51.8	13.0	18.3
Total Industrial Solutions segment	3.9	10.8	(5.9)	0.8	22.7

Life Sciences segment
Total Life Sciences segment	20.7	(14.7)	17.4	47.0	36.8

Total Company	6.4%	11.5%	(2.8)%	3.1%	19.5%

	Twelve Months Ended July 31, 2024
	TOTAL	U.S./CA	EMEA	APAC	LATAM
Mobile Solutions segment
Off-Road	(11.2)%	4.4%	(16.9)%	(24.3)%	(25.9)%
On-Road	(4.1)	(1.6)	13.4	(18.8)	15.3
Aftermarket	8.1	10.5	2.8	5.1	12.5
Total Mobile Solutions segment	3.5	8.4	(2.7)	(3.8)	10.2

Industrial Solutions segment
Industrial Filtration Solutions	3.3	6.6	0.2	(4.2)	16.2
Aerospace and Defense	16.0	19.9	4.7	49.0
Total Industrial Solutions segment	5.1	9.2	0.7	(3.4)	16.2

Life Sciences segment
Total Life Sciences segment	11.5	(9.4)	19.6	13.0	35.4

Total Company	4.5%	8.1%	0.5%	(1.2)%	11.2%

Note: Amounts may not foot due to rounding.
(1) United States (U.S.); (2) Canada (CA); (3) Europe, Middle East and Africa (EMEA); (4) Asia Pacific (APAC); (5) Latin America (LATAM)
Donaldson Company, Inc.
Fiscal Fourth Quarter and Full-Year 2024 Earnings Press Release Schedules

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, CONSTANT CURRENCY
(Unaudited)

	Three Months Ended July 31, 2024
	TOTAL	U.S./CA	EMEA	APAC	LATAM
Mobile Solutions segment
Off-Road	(11.7)%	13.9%	(30.0)%	(13.8)%	(30.5)%
On-Road	(9.7)	(6.4)	3.4	(29.1)	57.3
Aftermarket	13.9	15.9	8.5	6.9	24.0
Total Mobile Solutions segment	7.4	13.5	(3.0)	(1.1)	21.2

Industrial Solutions segment
Industrial Filtration Solutions	(0.8)	1.4	(7.7)	3.8	25.2
Aerospace and Defense	40.1	51.8	14.1	22.6
Total Industrial Solutions segment	4.6	10.8	(5.3)	4.2	25.2

Life Sciences segment
Total Life Sciences segment	23.2	(14.7)	18.2	53.0	41.2

Total Company	7.6%	11.5%	(1.9)%	7.1%	21.9%

	Twelve Months Ended July 31, 2024
	TOTAL	U.S./CA	EMEA	APAC	LATAM
Mobile Solutions segment
Off-Road	(11.3)%	4.4%	(19.1)%	(20.6)%	(26.4)%
On-Road	(3.0)	(1.6)	12.3	(14.4)	15.9
Aftermarket	8.2	10.5	1.3	8.6	11.8
Total Mobile Solutions segment	3.6	8.4	(4.4)	(0.2)	9.6

Industrial Solutions segment
Industrial Filtration Solutions	3.2	6.6	(1.6)	(1.0)	16.1
Aerospace and Defense	15.5	19.9	2.4	53.5	(56.8)
Total Industrial Solutions segment	4.9	9.2	(1.2)	(0.2)	16.1

Life Sciences segment
Total Life Sciences segment	11.7	(9.4)	16.7	16.6	35.3

Total Company	4.5%	8.1%	(1.4)%	2.3%	10.6%
Note: The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations. The Company calculates constant currency percentages by converting its current period local currency financial results using the prior period exchange rates and compares these adjusted amounts to its prior period reported results. Amounts may not foot due to rounding.
Donaldson Company, Inc.
Fiscal Fourth Quarter and Full-Year 2024 Earnings Press Release Schedules

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$126.0	$190.8	$492.5	$544.5
Net capital expenditures	(19.1)	(25.5)	(84.9)	(118.1)
Free cash flow	$106.9	$165.4	$407.6	$426.3

Net earnings	$109.7	$91.9	$414.0	$358.8
Income taxes	29.7	25.4	121.3	109.9
Interest expense	5.3	4.9	21.4	19.2
Depreciation and amortization	24.9	25.1	98.4	92.3
EBITDA	$169.6	$147.3	$655.1	$580.2

Adjusted net earnings	$114.5	$95.6	$418.8	$375.2
Adjusted income taxes	31.3	26.6	122.9	115.3
Interest expense	5.3	4.9	21.4	19.2
Depreciation and amortization	24.9	25.1	98.4	92.3
Adjusted EBITDA	$176.0	$152.2	$661.5	$602.0

Gross profit	$334.8	$300.1	$1,274.4	$1,160.6
Restructuring and other charges	3.8	1.4	3.8	2.9
Adjusted gross profit	$338.6	$301.5	$1,278.2	$1,163.5

Operating expense	$188.6	$179.6	$730.3	$680.4
Restructuring and other charges	(2.6)	(3.5)	(2.6)	(18.9)
Adjusted operating expense	$186.0	$176.1	$727.7	$661.5

Operating income	$146.2	$120.5	$544.1	$480.2
Restructuring and other charges	6.4	4.9	6.4	21.8
Adjusted operating income	$152.6	$125.4	$550.5	$502.0

Net earnings	$109.7	$91.9	$414.0	$358.8
Restructuring and other charges, net of tax	4.8	3.7	4.8	16.4
Adjusted net earnings	$114.5	$95.6	$418.8	$375.2

Diluted EPS	$0.90	$0.75	$3.38	$2.90
Restructuring and other charges per share	0.04	0.03	0.04	0.14
Adjusted diluted EPS	$0.94	$0.78	$3.42	$3.04

Donaldson Company, Inc.
Fiscal Fourth Quarter and Full-Year 2024 Earnings Press Release Schedules

2025 Adjusted EPS Guidance
A reconciliation of the Company’s fiscal 2025 adjusted EPS guidance to fiscal 2025 GAAP EPS guidance is not included in this release due to the number of variables in the projected GAAP EPS range and the Company’s current inability to reasonably quantify certain amounts, such as restructuring or other charges, that would be included in the GAAP measure or the individual adjustments for such reconciliation.
Note: Although free cash flow, EBITDA, adjusted EBITDA, adjusted gross profit, adjusted operating expense, adjusted operating income, adjusted income taxes, adjusted net earnings and adjusted diluted EPS are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. The adjusted basis presentation excludes the impact of certain matters not related to the Company’s ongoing operations. Management believes that the adjusted basis presentation reflects management’s performance in operating the Company and provides a meaningful representation of the performance of the Company’s core business and is useful to understanding its financial results. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures. Amounts may not foot due to rounding.
Donaldson Company, Inc.
Fiscal Fourth Quarter and Full-Year 2024 Earnings Press Release Schedules